Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cinedigm Corp. on Form S-1 (No. 333-214486), S-3 (No. 333-222190) and Form S-8 (Nos. 333-220773 and 333-189898) of our report dated July 15, 2019 on our audits of the consolidated financial statements as of March 31, 2019 and 2018 and for each of the years in the two-year period ended March 31, 2019, which report is included in this Annual Report on Form 10-K to be filed on July 15, 2019.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
New York, New York
July 15, 2019